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                                                              Exhibit 4.1


    THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR CERTAIN STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THEY ARE REGISTERED OR EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO COUNSEL FOR THIS COMPANY, THAT SUCH AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

                                PAPER WAREHOUSE, INC.

                     10% SUBORDINATED NOTE DUE NOVEMBER 30, 2004


No. R-__
                                                              December 7, 1994
$__________


         FOR VALUE RECEIVED, the undersigned, PAPER WAREHOUSE, INC., a corporation organized under the laws of the state of Minnesota (the "Company"), hereby unconditionally promises to pay to the order of _______________________________, or its registered assigns (the "Holder"), the principal amount of __________________________ ($_________), together with interest (a) on the unpaid principal amount hereof from time to time outstanding from the date hereof, at the rate of 10% per annum (computed on the basis of a 360-day year of 12 thirty day months), payable quarterly on the last day of April, July, October, and January, and at maturity, commencing with the April 30, July 31, October 31 or January 31 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment of principal and any overdue payment of interest, payable quarterly as aforesaid (or at the option of the registered Holder hereof, on demand), at the rate of 12% per annum. The principal of this Note is payable in installment payments on the dates set forth in the Amortization Schedule attached hereto and, in accordance therewith, will be fully paid on November 30, 2004.

         This Note is one of a series of Subordinated Notes (all Notes of such series are collectively referred to herein as the "Subordinated Notes") issued to separate purchasers pursuant to the Confidential Private Placement Memorandum, dated as of November 4, 1994 (the "Private Placement Memorandum").

         If any payment on this Note becomes due and payable on a Saturday, Sunday or other day on which commercial banks in Minneapolis, Minnesota are authorized or required by law to close, the due date shall be extended to the next succeeding day on which commercial banks in Minneapolis, Minnesota are authorized or required by law to be open, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

         This Note shall be subject to prepayment, in whole or in part, at any time or from time to time, at the option of the Company, at 100% of the principal amount to be prepaid plus interest thereon to the prepayment date. The Company shall give the Holder irrevocable written notice of any such prepayment not less than thirty (30) days nor more than sixty (60) days prior to the prepayment date, specifying such prepayment date and the principal amount of this Note, and all of the Subordinated Notes to be prepaid on such date and such notice may require the surrender of this Note to the Company as a condition of prepayment. If the prepayment is in part, then the Company will issue a Note to the Holder for the remaining aggregate principal amount.

         The Company covenants that it will not make any prepayment pursuant to the immediately preceding paragraph unless it shall also make a prepayment on all of the Subordinated Notes in proportion to the respective outstanding principal amounts thereof.

         The Company further covenants that it will deliver to the Holder:

              (i) as soon as practicable and in any event within 60 days after the end of each fiscal quarter (other than the last fiscal quarter) in each fiscal year, consolidated statements of operations and shareholders' equity, and consolidated balance sheets of the Company and its subsidiaries as at the end of such fiscal quarter, setting forth in the case of the consolidated statements in comparative form corresponding consolidated figures for the corresponding fiscal quarter in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments; and

              (ii) as soon as practicable and in any event within 120 days after the end of each fiscal year, consolidated statements of operations and shareholders' equity and consolidated statements of cash flows of the Company and its subsidiaries for such year, and consolidated balance sheets of the Company and its subsidiaries as at the end of such year, setting forth in the case of the consolidated statements in comparative form corresponding consolidated figures from the preceding annual audit; the consolidated statements and balance sheet of the Company and its subsidiaries will be reported on to the Company by independent public accountants of recognized national standing selected by the Company whose report shall be in scope and substance based on accepted auditing practices; and such other statements and balance sheets as herein required will be certified by the chief financial officer or treasurer of the Company.

Together with each delivery of financial statements required by clauses (i) and
(ii) above, the Company will deliver to the Holder a certificate stating that there exists no Event of Default

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(as hereinafter defined) or Default (as hereinafter defined), or, if any
Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. Together with each delivery of financial statements required by clause (ii) above, the Company will deliver to the Holder a certificate of such accountants stating that, in making the audit necessary to the certification of such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof.

         If any one of the following events (each, an "Event of Default") shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise): (i) there should be a default in the payment of principal when the same shall become due hereunder; or (ii) there should be a default in the payment of interest when the same shall become due hereunder and such default shall continue for more than 90 days; or (iii) the Company defaults in any payment of principal of or interest on any other obligations for money borrowed, other than this Note, for 180 days; or (iv) the Company defaults in the performance or observance of an agreement set forth herein and such default shall not have been remedied within 30 days after the written notice thereof shall have been received by the Company from any holder of Subordinated Notes (other than as set forth in clause (i) and (ii) above); or (v) the Company should make an assignment for the benefit of creditors; or (vi) attachment or garnishment proceedings are commenced against the Company, and such proceedings continue for 90 days undismissed or undischarged; or (vii) a receiver, trustee or liquidator is appointed over or execution levied upon any property of the Company; or (viii) proceedings are instituted by or against the Company under any bankruptcy, insolvency, reorganization, receivership or other law relating to the relief of debtors from time to time in effect, including without limitation the United States Bankruptcy Code, as amended, and such proceedings shall remain unstayed for 90 days or an order for relief shall be entered; then
(a) if such Event of Default is an event specified in clauses (v), (vi), (vii) or (viii) above, this Note shall automatically become immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, (b) if such Event of Default is an event specified in clauses (i) or
(ii) above, the registered Holder may at its option, by notice in writing to the Company, declare this Note to be, and this Note shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (c) if such Event of Default is an Event of Default specified in clauses (iii) or (iv), the Holder or Holders of at least 70% in aggregate principal amount of the Subordinated Notes at the time outstanding may, at its or their option and in addition to any right, power or remedy permitted by law or in equity, by notice in writing to the Company, declare all of the Subordinated Notes to be, and all of the Subordinated Notes shall thereupon be and become forthwith due and payable together with interest accrued thereon with respect to each Subordinated Notes, including this Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

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


         For purposes of this Note "Default" shall mean any condition or event which constitutes an Event of Default or which the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         All payments made hereunder shall be made in lawful currency of the United States of America by check payable to such place as the registered Holder may designate in writing to the Company. All payments made hereunder, whether a scheduled installment, prepayment, or payment as a result of acceleration, shall be allocated FIRST to costs and expenses of the registered Holder resulting from collection efforts with respect to this Note, SECOND to accrued but unpaid interest, and THIRD to installments of principal remaining outstanding hereunder first to principal amounts overdue then to principal amounts currently due and then to installments of principal due in the future in the inverse order of their maturity.

         The Company agrees to pay all reasonable costs of collection, including attorneys' fees, paid or incurred by the registered Holder in enforcing this Note on default or the rights and remedies herein provided.

         The indebtedness evidenced by the Subordinated Notes, including the principal of and interest on the Subordinated Notes, shall be subordinate and junior to Senior Indebtedness. For purposes of this Note, the following term shall have the ascribed meaning: "SENIOR INDEBTEDNESS" shall mean and include all obligations (whether now outstanding or hereafter incurred), for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, other than the following: (1) any indebtedness as to which, in the instrument evidencing such indebtedness or pursuant to which such indebtedness was issued, it is expressly provided that such indebtedness is subordinate in right of payment to all indebtedness of the Company not expressly subordinated to such indebtedness; and (2) any indebtedness which by its terms refers explicitly to the Subordinated Notes and states that such indebtedness shall not be senior, but shall be pari passu or shall be subordinated in right of payment to the Subordinated Notes. Notwithstanding anything to the contrary in the foregoing, "SENIOR INDEBTEDNESS" shall not include: (a) indebtedness of or amounts owed by the Company for compensation to employees, or for goods or materials purchased in the ordinary course of business, or for services, or (b) indebtedness of the Company to a subsidiary or an affiliate of the Company.

         The Company, for itself and for any guarantors, sureties, endorsers and/or any other person or persons now or hereafter liable hereon, if any, hereby waives demand of payment, presentment for payment, protest, notice of nonpayment or dishonor -and any and all other notices and demands whatsoever, and any and all delays or lack of diligence in the collection hereof, and expressly consents and agrees to any and all extensions or postponements of the time of payment hereof from time to time at or after -maturity and any other indulgence and waives all notice thereof.

         No delay or failure by the registered Holder in exercising any right, power, privilege or remedy hereunder shall affect such right, power, privilege or remedy or be deemed to be a waiver of the same or any part thereof; nor shall any single or partial exercise thereof or any failure to

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


exercise the same in any instance preclude any further or future exercise thereof, or exercise of any other right, power, privilege or remedy, and the rights and privileges provided for hereunder are cumulative and not exclusive. The delay or failure to exercise any right hereunder shall not waive such right.

         This Note is a registered Note and upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered Holder hereof or such Holder's attorney duly authorized in writing, a new Note for a like principal amount, or in the case of a partial transfer in the amount of $5,000 or any integral multiple thereof, will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

         By executing this Note the Company represents to the registered Holder that he is duly authorized and empowered to execute and deliver this Note and that this Note constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         The Company will not amend any Subordinated Notes unless the Company shall have obtained the prior written consent to such amendment of the holders of not less than 51 % of the aggregate principal amount of the Subordinated Notes outstanding, except (i) that the provisions of the Subordinated Notes requiring a greater percentage to take any actions shall require such greater percentage in order to effect an amendment to such provisions, and (ii) that without the written consent of the holders of all Subordinated Notes, no amendment to the Subordinated Notes shall change the maturity of any Subordinated Notes, or change the principal of, or the rate or time of payment of interest payable with respect to any Subordinated Notes, or affect the amount or allocation of any required prepayment thereon.

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA.

         IN WITNESS WHEREOF, the undersigned has duly caused this Note to be executed and delivered at the place specified above and as of the date first written above.


                             PAPER WAREHOUSE, INC.


                             By:
                                ------------------------------
                                  Name :    Yale T. Dolginow
                                  Title:    President



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


                                AMORTIZATION SCHEDULE
                                PAPER WAREHOUSE, INC.
                                10% SUBORDINATED NOTES


The principal amortization for each date listed on this schedule shall be equal to (x) the stated principal amount of the Note to which this Amortization
Schedule is attached, MULTIPLIED by (y) the aggregate amount of principal amortization for such date for all Subordinated Notes, as set forth below as a Required Principal Installment Payment, DIVIDED by (z) the original aggregate principal amount of all Subordinated Notes, as set forth below, such principal amount to be subject to adjustment for any prior optional prepayments of principal.


                                       Amount of Required Principal
    Payment Date                            Installment Payment
    ------------                            -------------------

    November 30, 2001                       $    575,000

    November 30, 2002                       $    575,000

    November 30, 2003                       $    575,000

    November 30, 2004                       $    575,000
                                                 -------
                                            $  2,300,000
                                            =============









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